                                                                    EXHIBIT 99.2

WEDNESDAY JANUARY 12, 3:47 AM EASTERN TIME

COMPANY PRESS RELEASE

BEST SOFTWARE ANNOUNCES RESULTS FOR THE FOURTH QUARTER

RESTON, Va.--(BUSINESS WIRE)--Jan. 12, 2000--Best Software, Inc. (Nasdaq:
Best-News), a leading provider of human resources, fixed asset and planning solutions, today announced financial results for the fourth quarter and the year ended December 31, 1999.

In the quarter, Best Software generated record revenue of $26.4 million and diluted earnings per share of $0.36 (exclusive of acquisition-related costs). For the year, Best Software generated record revenue of $91.4 million and diluted earnings per share of $0.96 (exclusive of acquisition-related costs).

Best Software's overall revenue grew 24% to $26.4 million compared to $21.4 million in the quarter ended December 31, 1998. License fees and royalties rose 16% to $11.8 million from $10.2 million. Services revenue increased 31% to $14.6 million from $11.1 million.

"We're pleased to deliver a solid quarter in the face of Year 2000 concerns and unfavorable exchange rates from our European business," said Tim Davenport, president, CEO and chairman. "The continued ramp-up of our Imperativ business, now with the additions of Best Imperativ Active Planner and Best Imperativ Payroll, points to a strong 2000."

Pro Forma Results

For the quarter ended December 31, 1999, operating income grew 62% to $6.6 million, compared with operating income of $4.0 million in the fourth quarter of 1998. Net income for the quarter was $4.4 million, a 56% increase over net income of $2.9 million in the prior year. Diluted earnings per share for the quarter were $0.36 compared with diluted earnings per share of $0.23 in the quarter ended December 31, 1998, an increase of 57%.

For the year ended December 31, 1999, revenue was $91.4 million compared to $69.3 million for the 1998 year, an increase of 32%. Operating income for the year was $17.2 million compared with $11.9 million for 1998, an increase of 45%. Net income for the year was $12.1 million, a 37% increase over net income of $8.8 million in the prior year. Diluted earnings per share for the year were $0.96 compared with diluted earnings per share of $0.72 in the year ended December 31, 1998, an increase of 33%.

The Company's above described pro forma financial results for the three- and twelve-month periods exclude the write-off of in-process research and development and the amortization of acquired intangibles, as well as the related tax effects.

As Reported Results

As reported for the December 1999 quarter, operating income was $5.8 million compared with $3.4 million in the fourth quarter of 1998. Net income was $4.0 million compared with $2.4 million in the prior quarterly period. Diluted earnings per share were $0.32 compared with $0.20 in the quarter ended December 31, 1998.

As reported for the year ended December 31, 1999, operating income was $13.6 million compared to $6.8 million for the 1998 year. Net income was $9.9 million compared with $5.6 million in the prior year. Diluted earnings per share were $0.79 compared with $0.46 for the year ended December 31, 1998.

Highlights since the third quarter earnings release include:

        - In January 2000, Best Software and Delphia Consulting, LLC announced an expanded partnership to provide enhanced implementation, training and customization services to Best Software, Best Software customers and its national network of more than 100 Best! Imperativ Certified Solution Providers. The agreement with Delphia, an award-winning Microsoft Certified Solution Provider and long-time Best Software value-added reseller based in Columbus, Ohio, marks the creation of the Best! Imperativ Resource Center.

        - In December 1999, Best Software announced that Burton Snowboards, the leading manufacturer of snowboard equipment and clothing, selected Best! Imperativ HRMS(TM) to replace its current human resources system. It will be used to manage benefits and human resources for over 500 employees nationwide.

        - In November 1999, Best Software and Pivotpoint announced a partnership. Pivotpoint will offer Best Software's Abra Suite(R) and FAS Asset Accounting(TM) solutions along with Pivotpoint's enterprise resource planning and extended enterprise application, Point.Man. Based in Woburn, Massachusetts, Pivotpoint Inc. is a leading provider of extended enterprise applications to mid-market manufacturers.

Best Software, with over 50,000 customers worldwide and offices in the US, Canada and Europe, is a leading provider of human resources, fixed asset and planning solutions. Its scalable, cost-effective solutions complement core accounting systems and support the full spectrum of Microsoft platforms, including Windows(R) 95, Windows(R) 98, Windows NT(R), and BackOffice(R).

Best Software will hold an investor conference call today at 8:00 a.m. Eastern Time. Investors interested in participating should dial 888-855-5428 and reference the "Best Software Announcement" with Conference Code 871611. Investors from outside the U.S. or without access to the toll-free number should dial 719/457-2665.

Forward looking statements in this release, including statements regarding the delivery and integration of new products and services and expectations for revenue and earnings, are based on information available to the Company as of the date hereof. Such forward looking statements are made only as of the date hereof. The Company's actual results could differ materially from those stated or implied by such forward looking statements due to risks and uncertainties associated with fluctuations in the Company's quarterly operating results, concentration of the Company's product offerings, development risks involved with new products and technologies, competition, and other risk factors disclosed in the Company's filings with the Securities and Exchange Commission.

Best Software and the Best logo are registered trademarks and Best! Imperativ, Best! Imperativ Active Planner, Best! Imperativ HRMS, and FAS Asset Accounting are trademarks of Best Software, Inc. Abra Suite is a registered trademark of Abra Software, Inc., a wholly-owned subsidiary of Best Software, Inc. Microsoft, Windows, Windows 95, Windows 98, Windows NT, and BackOffice are registered trademarks of Microsoft Corporation. All other trademarks are the property of their respective holders.

Best Software, Inc.
Consolidated Financial Information -- Unaudited

Pro Forma Consolidated Statements of Operations
(in thousands, except per share amounts)
                           Quarter Ended         Twelve-Months Ended
                            December 31              December 31
                           1999    1998            1999        1998
                          ------  ------          ------      ------
                       Pro forma  Pro forma     Pro forma   Pro forma
                      ---------- ----------    ----------  ----------
Revenue:
  License fees and
   royalties            $11,839    $10,229      $41,872     $34,406
  Services               14,610     11,148       49,542      34,924
                        -------    -------      -------     -------
    Total                26,449     21,377       91,414      69,330
                        -------    -------      -------     -------

Cost of revenue:
  License fees and
   royalties                731        680        2,077       1,997
  Services                5,181      3,428       17,045      11,425
                        -------    -------      -------      -------
    Total                 5,912      4,108       19,122       13,422
                        -------    -------      -------      -------
Gross margin             20,537     17,269       72,292       55,908
                        -------    -------      -------      -------

Operating expenses:
  Sales and marketing     7,872      7,494       30,934       24,604
  Research and
   development            3,718      3,438       14,643       11,157
  General and
   administrative
  (Note 1)                2,388      2,297        9,519        8,295
                        -------    -------      -------      -------
    Total                13,978     13,229       55,096       44,056
                        -------    -------      -------      -------

Operating income          6,559      4,040       17,196       11,852

Other income, net           610       565         2,276        2,323
                        -------    -------      -------      -------
Income before
 income taxes             7,169     4,605        19,472       14,175
Income tax
 provision                2,724     1,750         7,379        5,380
                        =======   =======       =======      =======
Net income              $ 4,445   $ 2,855       $12,093      $ 8,795
                        =======   =======       =======      =======
Basic earnings
 per common share       $  0.38   $  0.25       $  1.03      $  0.77
                        =======   =======       =======      =======
Diluted earnings
 per common share       $  0.36   $  0.23       $  0.96      $  0.72
                        =======   =======       =======      =======
Basic shares used
 in computing earnings
 per share               11,780    11,652        11,739       11,455
                        =======   =======       =======      =======
Diluted shares used
 in computing earnings
 per share               12,502    12,370        12,561       12,180
                        =======   =======       =======      =======

Note 1. For the quarter ended December 31, 1999, excludes amortization of acquired intangibles of $720,000. For the quarter ended December 31, 1998, excludes the write-off of in-process research and development ("IPR&D") of $320,000 and amortization of acquired intangibles of $336,000. For the twelve months ended December 31, 1999, excludes the write-off of IPR&D of $1.2 million and amortization of acquired intangibles of $2.4 million. For the twelve months ended December 31, 1998, excludes the write-off of IPR&D of $4.2 million and amortization of acquired intangibles of $882,000.

Best Software, Inc.
Consolidated Financial Information - Unaudited

Consolidated Statements of Operations
(in thousands, except per share amounts)
                              Quarter Ended    Twelve-Months Ended
                               December 31        December 31
                              1999     1998      1999      1998
                             -----    -----     -----     ------
Revenue:
  License fees and
   royalties                $11,839  $10,229  $41,872  $34,406
  Services                   14,610   11,148   49,542   34,924
                            -------  -------  -------  -------
    Total                    26,449   21,377   91,414   69,330
                            -------  -------  -------  -------
Cost of revenue:
  License fees
   and royalties                731      680    2,077    1,997
  Services                    5,181    3,428   17,045   11,425
                            -------  -------  -------  -------
    Total                     5,912    4,108   19,122   13,422
                            -------  -------  -------  -------

Gross margin                 20,537   17,269   72,292   55,908
                            -------  -------  -------  -------
Operating expenses:
  Sales and marketing         7,872    7,494   30,934   24,604
  Research and
   development                3,718    3,438   14,643   11,157
  General and
   administrative             2,388    2,297    9,519    8,295
  Amortization of
   acquired intangibles         720      336    2,374      882
  Write-off of purchased
  research and development     --        320    1,200    4,170
                            -------  -------  -------  -------
    Total                    14,698   13,885   58,670   49,108
                            -------  -------  -------  -------

Operating income              5,839    3,384   13,622    6,800

Other income, net               610      565    2,276    2,323
                            -------  -------  -------  -------
Income before
 income taxes                 6,449    3,949   15,898    9,123
Income tax provision          2,450    1,530    6,035    3,500
                            =======  =======  =======  =======
Net income                  $ 3,999  $ 2,419  $ 9,863  $ 5,623
                            =======  =======  =======  =======

Basic earnings
 per common share           $  0.34  $  0.21  $  0.84  $  0.49
                            =======  =======  =======  =======
Diluted earnings
 per common share           $  0.32  $  0.20  $  0.79  $  0.46
                            =======  =======  =======  =======

Basic shares used
 in computing earnings
 per share                   11,780   11,652   11,739   11,455
                            =======  =======  =======  =======
Diluted shares used
 in computing earnings
 per share                   12,502   12,370   12,561   12,180
                            =======  =======  =======  =======

Consolidated Condensed Balance Sheets
(In thousands)                      December 31        December 31
                                       1999                1998
                                      -----               ------
Assets:
Cash, cash equivalents
 and short term investments           $31,509          $46,280
Accounts receivable,
 net of allowances                     11,946            8,198
Other current assets                    5,020            3,130
Property and equipment, net             5,757            4,333
Acquired intangibles, net              12,533            7,178
Long term marketable
 securities                            19,025              --
Other non-current assets                4,255            5,451
                                      =======           =======
       Total assets                   $90,045          $74,570
                                      =======           =======

Liabilities and
 Shareholders' Equity:
Current deferred maintenance
 and services revenue                 $24,959          $19,350
Other current liabilities              13,999           14,394
Non-current deferred
 maintenance and services revenue         838             616
Other non-current liabilities            --               125
                                      -------          -------
         Total liabilities             39,796          34,485
                                      -------          -------
         Total shareholders' equity    50,249          40,085
                                      =======          =======
         Total liabilities and
          shareholders' equity        $90,045         $74,570
                                      =======          =======

Contact:
     Best Software, Inc.
     Investor Contact
     David N. Bosserman, 703/709-5200, ext. 3286
     david_bosserman@bestsoftware.com
        or
     Media Contact
     Brian Muys, 703/709-5200, ext. 3829
     brian_muys@bestsoftware.com